-----------------------------
                                                         OMB APPROVAL
                                                 -----------------------------
                                                 OMB Number:       3235-1067
                                                 Expires:   October 31, 2007
                                                 Estimated average burden
                                                 hours per response:....1.50
                                                 -----------------------------




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                   CERTIFICATION AND NOTICE OF TERMINATION OF
               REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES
               EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                    REPORTS UNDER SECTION 13 AND 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.


                                     Commission File Number       001-13481
                                                           ---------------------

                            Metro-Goldwyn-Mayer Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as specified in its charter)

  10250 Constellation Boulevard, Los Angeles, California 90067, (310) 449-3000
--------------------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)  [  x  ]           Rule 12h-3(b)(1)(ii)  [      ]
       Rule 12g-4(a)(1)(ii) [     ]           Rule 12h-3(b)(2)(i)   [      ]
       Rule 12g-4(a)(2)(i)  [     ]           Rule 12h-3(b)(2)(ii)  [      ]
       Rule 12g-4(a)(2)(ii) [     ]           Rule 15d-6            [      ]
       Rule 12h-3(b)(1)(i)  [  x  ]

Approximate number of holders of record as of the certification or notice date:  One
              ------------------------------------------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Metro-Goldwyn-Mayer Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   April 8, 2005                 BY:        /s/ Dan Taylor
        ------------------                   -----------------------------------
                                             Name:  Dan Taylor
                                             Title: President





SEC2069 (12-04)     Persons who respond to the collection of information
                    contained in this form are not required to respond unless the form displays a currently valid OMB control number.